Exhibit 99.1

Pulte Homes, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$1,686,573	$1,611,672	$3,966,589	$6,112,038
Financial Services	44,250	32,145	117,800	151,016

Total revenues	$1,730,823	$1,643,817	$4,084,389	$6,263,054

Pre-tax income (loss):
Homebuilding	$(866,776)	$(466,294)	$(1,853,297)	$(1,694,711)
Financial Services	(36,308)	(7,893)	(55,038)	28,045
Other non-operating	(14,141)	(5,538)	(66,784)	(15,933)

Loss before income taxes	(917,225)	(479,725)	(1,975,119)	(1,682,599)

Income taxes (benefit)	(800,328)	(141,560)	(792,552)	(209,486)

Net loss	$(116,897)	$(338,165)	$(1,182,567)	$(1,473,113)

EARNINGS PER SHARE-ASSUMING DILUTION:

Net loss	$(0.31)	$(1.33)	$(3.94)	$(5.81)

Shares used in per share calculations	376,894	253,841	300,179	253,512